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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Chromavision Medical Systems, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of ChromaVision Medical Systems, Inc., and subsidiaries of our report dated January 31, 2001, relating to the consolidated balance sheets of Chromavision Medical Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Chromavision Medical Systems, Inc.


                                                  /s/ KPMG LLP


Costa Mesa, California
June 26, 2001